Exhibit 1

AGREEMENT AND PLAN OF MERGER

dated as of
August 13, 2003
by and among
CARESCIENCE, INC.
QUOVADX, INC.
and
CARLTON ACQUISITION CORP.

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		Page

SECTION 6.4	Obligations of Merger Subsidiary	28
SECTION 6.5	Voting of Shares	28
SECTION 6.6	Director and Officer Liability	28
SECTION 6.7	Employees	29
SECTION 6.8	Other	29
ARTICLE VII
COVENANTS OF PARENT AND THE COMPANY
SECTION 7.1	Reasonable Efforts; Notification	29
SECTION 7.2	Public Announcements	29
SECTION 7.3	Section 16 Matters	30
ARTICLE VIII
CONDITIONS TO THE MERGER
SECTION 8.1	Conditions to the Obligations of Each Party	30
ARTICLE IX
TERMINATION
SECTION 9.1	Termination	30
SECTION 9.2	Effect of Termination	31
ARTICLE X
MISCELLANEOUS
SECTION 10.1	Notices	31
SECTION 10.2	Survival of Representations and Warranties	32
SECTION 10.3	Amendments; No Waivers	32
SECTION 10.4	Fees and Expenses	32
SECTION 10.5	Successors and Assigns; Parties in Interest	32
SECTION 10.6	Governing Law; Venue	33
SECTION 10.7	Counterparts; Effectiveness; Interpretation	33
SECTION 10.8	Entire Agreement	33

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      AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of August 13, 2003, among CareScience, Inc., a Pennsylvania corporation (the “Company”), Quovadx, Inc., a Delaware corporation (“Parent”), and Carlton Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

      WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer (as defined herein) and the Merger (as defined herein), are fair to and in the best interests of the shareholders of the Company, (ii) determined that the consideration to be paid in the Offer and the Merger is fair to and in the best interests of the shareholders of the Company, (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iv) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares (as defined below) to Merger Subsidiary and, if necessary, approve and adopt this Agreement, the Merger and the other transactions contemplated hereby;

      WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

      WHEREAS, in furtherance thereof, it is proposed that Merger Subsidiary shall, as promptly as practicable, commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, no par value per share, of the Company (the “Shares”), at a price for each Share of (i) $1.40 in cash (such price, or such higher price per share in cash that may be made pursuant to the Offer, is referred to as the “Cash Portion”), and (ii) 0.1818 of a share of Common Stock, par value $0.01 per share (the “Parent Common Stock”), of Parent (such fraction of a share, or such higher fraction of a share that may be made pursuant to the Offer, is referred to as the “Stock Portion”) (subject to adjustment as set forth in Section 2.2 hereof) (such Cash Portion and Stock Portion being hereinafter referred to as the “Offer Price”), in accordance with the terms and subject to the conditions provided herein;

      WHEREAS, also in furtherance thereof, it is proposed that, following the consummation of the Offer, Merger Subsidiary will merge with and into the Company (the “Merger”) and that the Shares not tendered and accepted pursuant to the Offer will thereupon be converted into the right to receive both cash and a fraction of a share of Parent Common Stock in the amounts set forth in Section 2.1 hereof;

      WHEREAS, concurrently with the execution of this Agreement, the officers and directors of the Company listed on Schedule A, in their capacity as shareholders, are entering into Affiliate Agreements in substantially the form attached hereto as Exhibit A;

      WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation of the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

      SECTION 1.1     The Offer.

      (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 9.1 and (ii) none of the events set forth in Annex A hereto that would entitle Parent and Merger Subsidiary to fail to consummate the Offer shall have occurred and be continuing (and shall not have been waived by Parent), as promptly as practicable, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer for any and all of the Shares, at the Offer Price. The obligation of Merger Subsidiary to accept for payment and to pay for any Shares tendered (and the obligation of Parent to cause Merger Subsidiary to accept for payment and to pay for any Shares tendered) shall be subject only to (i) the condition that at least 80% of the outstanding Shares be validly tendered and not withdrawn (the “Minimum Condition”), and (ii) the other conditions set forth in Annex A. Merger Subsidiary expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, no change may be made that (i) decreases the Offer Price or the Cash Portion or the Stock Portion thereof, (ii) changes the form or combination of consideration to be paid in the Offer, (iii) reduces the number of Shares to be purchased in the Offer, (iv) amends the conditions set forth in Annex A to broaden the scope of such conditions, add any additional conditions, or otherwise adversely affect the holders of Shares, (v) extends the Offer except as provided in Section 1.1(b), or (vi) amends or waives the Minimum Condition. It is agreed that the conditions set forth in Annex A are for the sole benefit of Parent and Merger Subsidiary and may be waived by Parent and Merger Subsidiary, in whole or in part at any time and from time to time, in their sole discretion, other than the Minimum Condition, as to which prior written Company approval is required. The failure by Parent and Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The Company agrees that no Shares held by the Company or its Subsidiary will be tendered in the Offer.

      (b) Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) business days after the date the Offer is commenced; provided, however, that without the consent of the Company Board (the “Company Board”), Merger Subsidiary may (i) from time to time extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, but not beyond the termination of this Agreement pursuant to Article IX; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer; or (iii) include a subsequent offering period (as such term is defined in Rule 14d-1 under the Exchange Act) to the Offer for a period up to twenty (20) business days. Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Subsidiary becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer. No fraction of a share of Parent Common Stock will be issued in connection with the payment of the Stock Portion upon consummation of the Offer, but in lieu thereof each tendering shareholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Offer shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock on the first date Merger Subsidiary accepts Shares for exchange in the Offer, as reported on the Nasdaq National Market (“Nasdaq”). With respect to any such Shares the Cash Portion shall be net to the seller thereof in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such seller.

      (c) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the “Preliminary Prospectus”). As soon as practicable on the date the Offer is commenced, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer and shall cause the Offer Documents to be disseminated to holders of Shares. The Schedule TO shall contain as an exhibit or incorporate by reference the Preliminary Prospectus (or portions thereof) and forms of the related letter of transmittal and summary advertisement, if any. Parent and Merger Subsidiary agree that they shall cause the Schedule TO, the Preliminary Prospectus and all amendments or supplements thereto (which together constitute the “Offer Documents”) to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws (as defined in Section 4.1(c)). Parent and Merger Subsidiary further agree that the Offer Documents, on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Subsidiary with respect to information supplied by the Company or any of its shareholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Subsidiary agree to provide in writing to the Company and its counsel with any comments Parent, Merger Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide Company and its counsel with a reasonable opportunity to participate in the response of Parent or Merger Subsidiary to such comments. Parent shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer. Following the time the S-4 is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

      SECTION 1.2     Company Actions With Respect to the Offer.

      (a) The Company hereby approves of and consents to the Offer and represents that the Company Board, at a meeting duly called and held, subject to the terms and conditions set forth herein, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its shareholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects; and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Merger Subsidiary and approve and adopt this Agreement and the Merger, provided that such recommendation may be withdrawn, amended or modified in accordance with Section 5.4 hereof. To the extent that such recommendation is not withheld, withdrawn, amended or modified in accordance with Section 5.4 hereof, the Company consents to the inclusion of such recommendation and approval in the Offer Documents. In addition, William Blair & Company, L.L.C. has delivered to the Company Board its opinion referred to in Section 4.1(t). The Company has been advised by each of its directors and executive officers that they each intend to tender all Shares beneficially owned by them to Merger Subsidiary pursuant to the Offer.

      (b) The Company shall file with the SEC, concurrently with the filing of the Schedule TO, a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing the recommendations and opinion described in Section 1.2(a) (unless withdrawn in accordance with Section 5.4 hereof, or as modified or amended in accordance with Section 5.4 hereof) and shall cause the Schedule 14D-9 to be mailed to the shareholders of the Company, together with the Offer Documents, promptly after the commencement of the Offer; provided, that the Company Board may withhold, withdraw, amend or modify its recommendation and recommend a Superior Proposal in accordance with the terms of Section 5.4. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. The Company further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Subsidiary in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Subsidiary agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide in writing to Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and shall provide Parent and Merger Subsidiary and their counsel with a reasonable opportunity to participate in the response of Company to such comments.

      (c) In connection with the Offer, the Company shall, or shall cause its transfer agent, promptly following a request by Parent, to furnish Parent with such information, including updated lists of the shareholders of the Company, mailing labels and updated lists of security positions, and such assistance as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to any applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

      (d) Solely in connection with the tender and purchase of Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

      SECTION 1.3     Boards of Directors and Committees.

      (a) Effective upon the acceptance for payment by Merger Subsidiary of Shares pursuant to the Offer (the “Appointment Date”) and from time to time thereafter, if the Minimum Condition has been met, and subject to the second to last sentence of this Section 1.3(a), Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares, and the Company shall use its best efforts to, upon request by Parent, promptly, at the Company’s election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Parent’s designees to be elected to the Company Board and to cause Parent’s designees to be so elected. At such times, and subject to the second to last sentence of this Section 1.3(a), the Company shall use its best efforts to cause the individuals designated by Parent to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors of each subsidiary of the Company (subject to applicable Laws and except to the extent described in Schedule 1.3(a)) and (iii) each committee of each such board of directors. Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to ensure that two of the members of the Company Board as of the date hereof (the “Continuing Directors”) shall remain members of such Board until the Effective Time. If a Continuing Director resigns from the Company Board, Parent, Merger Subsidiary and the Company shall permit the remaining Continuing Director or Directors to appoint the resigning Director’s successor who shall be deemed to be a Continuing Director.

      (b) The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent shall promptly supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

      (c) Following the Appointment Date, if there shall be any Continuing Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Subsidiary or any waiver of any of the Company’s rights hereunder or any other determination with respect to any action to be taken or not to be taken by the Company relating to this Agreement, will require the concurrence of a majority of such Continuing Directors.

      SECTION 1.4     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988 (the “PBCL”), Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined herein). At the Effective Time, the separate corporate existence of Merger Subsidiary shall cease, and the Company (i) shall continue as the surviving corporation as a direct wholly-owned subsidiary of Parent (Merger Subsidiary and the Company are sometimes hereinafter referred to as “Constituent Corporations” and, as the context requires, the Company, after giving effect to the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”), (ii) shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the PBCL, (iii) shall continue under the name “CareScience, Inc.” and (iv) shall be governed by the laws of the Commonwealth of Pennsylvania.

      SECTION 1.5     Merger Without Shareholder Vote. In the event that Parent, Merger Subsidiary or any other Subsidiary of Parent, shall acquire at least eighty percent (80%) of the then-outstanding Shares pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 1924(b) of the PBCL.

      SECTION 1.6     Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Pepper Hamilton LLP, Two Logan Square, Philadelphia, Pennsylvania 19103 as soon as practicable, but in any case on or prior to the third business day after all of the conditions set forth in Article VIII hereof shall have been fulfilled or waived in accordance with this Agreement. At the time of the Closing, the Company and Merger Subsidiary will file a articles of merger with the Department of State of the Commonwealth of Pennsylvania and make all other filings or recordings required by the PBCL in connection with the Merger.

      SECTION 1.7     Effective Time of the Merger. The Merger shall, subject to the PBCL, become effective as of such time as the articles of merger are duly filed with the Department of State of the Commonwealth of Pennsylvania or at such later time as is specified in the articles of merger (the “Effective Time”).

      SECTION 1.8     Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the PBCL.

      SECTION 1.9     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subsidiary, the officers and directors of the Company and Merger Subsidiary will take all such lawful and necessary action.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

      SECTION 2.1     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Merger Subsidiary:

(a) each Share owned by the Company or owned by Parent, Merger Subsidiary or any subsidiary of any of the Company, Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.1(a) or as provided in Section 2.3 with respect to dissenting shares, be converted into the right to receive (x) the Cash Portion in cash per Share, without any interest thereon and (y) a fraction of a share of Parent Common Stock equal to the Stock Portion (subject to adjustment as set forth in Section 2.2(h) hereof) (the Cash Portion and the Stock Portion, and cash in lieu of fractional shares as specified below, are collectively referred to as the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2.

      SECTION 2.2     Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company (the “Exchange Agent”) for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent will, or will cause Merger Subsidiary to, make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares (the “Exchange Fund”). For purposes of determining the Merger Consideration to be made available, Parent shall assume that no holder of Shares will perfect his right to demand cash payment of the fair market value of his Shares pursuant to Chapter 15 of the PBCL. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided in this Section 2.2. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

      (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares and other customary documentation, will be entitled to receive the Merger Consideration payable in respect of such Shares. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of the certificates representing such Shares, as contemplated hereby.

      (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

      (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

      (e) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Shares such amounts as may be required to be deducted or withheld therefrom under the U.S. Internal Revenue Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      (f) Lost, Stolen or Destroyed Certificates. In the event that any certificates representing Shares (“Certificates”) shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable with respect thereto; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      (g) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Agreement that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon Parent’s demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar laws.

      (h) In the event that Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Appointment Date or the Effective Time, as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock, and the record date therefore shall be prior to the Appointment Date or the Effective Date, the Stock Portion per Share of the Offer Price or the Merger Consideration, respectively, shall be adjusted accordingly to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction. In the event that the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, the Shares issued and outstanding prior to the Appointment Date or the Effective Time, as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the Shares, and the record date therefore shall be prior to the Appointment Date or the Effective Date, the Offer Price or the Merger Consideration per Share, respectively, shall be adjusted accordingly to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction.

      (i) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) to pay for Shares for which the right to a determination of fair market value, as contemplated by Section 2.3, have been perfected shall be returned to Parent upon Parent’s demand.

      (j) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the payment of the Stock Portion of the Merger Consideration, but in lieu thereof each holder of a Certificate who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Merger shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock on the Effective Time, as reported on the Nasdaq.

      SECTION 2.3     Dissenting Shares. Notwithstanding Section 2.1, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to and has demanded cash payment of the fair value for such Shares in accordance with Subchapter D of Chapter 15 or Subchapter E of Chapter 25 of the PBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1 of this Agreement, unless and until such holder fails to perfect or withdraws or otherwise loses his right to a determination of the fair value of the shares and payment under Subchapter D of Chapter 15 of the PBCL or Subchapter E of Chapter 25, as applicable. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to a determination of the fair value of the Shares under the PBCL, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which the holder of such Shares is entitled, without interest thereon. As soon as practicable after the approval of the Merger by the Company’s shareholders, to the extent required by the PBCL, and in any event not later than ten (10) days following such approval, the Surviving Corporation shall mail to each shareholder of the Company who is entitled to such notice pursuant to Subchapter D of Chapter 15 or Subchapter E of Chapter 25 of the PBCL, a notice of such approval of the Merger, such notification to include the information and materials required by the applicable provisions of the PBCL. The Company shall give Parent (i) prompt written notice of any dissenters’ demands for payment, attempted withdrawals of such demands and any other instruments served pursuant to applicable Laws received by the Company relating to dissenters’ rights and (ii) the opportunity to direct all negotiations with respect to dissenters. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of Dissenting Shares, offer to settle any such demands or approve any withdrawal of such demands.

      SECTION 2.4     Stock Options and Stock Plans. Each option (each a “Company Option”) to purchase Shares issued pursuant to the Company’s Amended and Restated 1995 Equity Compensation Plan (the “1995 Plan”) and Amended and Restated 1998 Time Accelerated Restricted Stock Option Plan (the “1998 Plan,” and collectively with the 1995 Plan, the “Option Plans”) shall vest pursuant to its terms on or before the Effective Time. The Company shall take all actions reasonably necessary to provide that, as to those holders of Company Options (each a “Holder”) who so agree at the Effective Time, (i) each Company Option surrendered, shall be cancelled, and (ii) in consideration of such cancellation, the Company shall pay to each such holder of Company Options an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (2) the number of Shares subject thereto immediately prior to the Effective Time; provided, however, that with respect to those Holders who do not agree to such cash-out, the Company shall abide by the terms and conditions of the 1995 Plan and the 1998 Plan, as applicable, with respect to such Holders. The Company will provide any notices required to be provided under the 1995 Plan and the 1998 Plan and will obtain any consents necessary to effectuate the foregoing cash-out of Company Options for those Holders who so agree to the cash-out. The Company will take all actions that are necessary or appropriate to insure that all Company Options will be cancelled or otherwise terminated as of the Effective Time.

ARTICLE III

THE SURVIVING CORPORATION

      SECTION 3.1     Articles of Incorporation. The articles of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Laws, except that the name of the Surviving Corporation shall be “CareScience, Inc.”

      SECTION 3.2     Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Laws.

      SECTION 3.3     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Laws, the officers and directors of Merger Subsidiary at the Effective Time shall be the officers and directors of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

      SECTION 4.1     Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Subsidiary, subject to the exceptions and qualifications set forth in the application subsection of the Schedules, as follows (for purposes of this Section 4.1, references of to the “Knowledge of the Company” shall mean the actual knowledge of any one of the following officers of the Company: Ronald A. Paulus, Robb L. Tretter, LeRoy Jones, Kurt Palek and Thomas H. Zajac; provided that such officer shall have made reasonable due and diligent inquiry of the Company employee or employees responsible for such matter in question):

(a) Organization, Standing and Corporate Power. Each of the Company and its subsidiary, Better Care Corporation, a Delaware corporation (the “Subsidiary”) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and, except as disclosed in Schedule 4.1(a), its Subsidiary, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to (i) have a material adverse effect on the value, condition (financial or otherwise), business or results of operations of the Company and its Subsidiary, taken as a whole, (ii) impair the ability of any party hereto to perform its obligations under this Agreement or (iii) prevent or materially delay consummation of any of the transactions contemplated by this Agreement (a “Material Adverse Effect”). The Company has delivered to Parent complete and correct copies of its articles of incorporation and bylaws, the articles of incorporation and bylaws of its Subsidiary, in each case as amended to the date of this Agreement.

(b) Subsidiaries. The Company has no subsidiaries other than the Subsidiary. The Subsidiary constitutes a Significant Subsidiary (as defined below) of the Company. All the outstanding shares of capital stock or other ownership interests of the Subsidiary have been validly issued and are fully paid and nonassessable and, all such shares or ownership interests indicated as being owned by the Company are owned by the Company, free and clear of all Liens (as defined below) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or equity interests). Except for the capital stock of its Subsidiary, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person. For purposes of this Agreement, a “subsidiary” of any person means another person in which such first person, directly or indirectly, owns 50% or more of the equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least a majority of its board of directors or other governing body; a “Significant Subsidiary” means any subsidiary of a person that constitutes a significant subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”); and “Liens” means all mortgages, liens, claims, charges, security interests, easements, restrictive covenants, rights-of-way, leases, purchase agreements, options and other encumbrances.

(c) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 Shares and 20,000,000 shares of Preferred Stock, no par value per share. As of the date hereof, (i) 13,291,461 Shares are issued and outstanding, (ii) no Shares are held by the Company or by its Subsidiary, (iii) 1,804,199 Shares are subject to issuance pursuant to outstanding Company Options, and (iv) no shares of Preferred Stock were issued, reserved for issuance or outstanding. Except as set forth above, no shares of capital stock of the Company are issued, reserved for issuance or outstanding, except for Shares referred to in clause (iii) above which may be issued upon exercise of the outstanding Company Options. All outstanding shares of capital stock of the Company are, and all Shares which may be issued pursuant to the outstanding Company Options will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All of the Shares, all outstanding Company Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued or granted, as the case may be, in compliance with (i) all applicable securities laws and other applicable Laws (as defined below) and (ii) all requirements set forth in applicable contracts. For the purposes of this Agreement, “Laws” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 4.1(d) hereof). There are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or its Subsidiary is a party or by which any of them is bound obligating the Company or its Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or its Subsidiary or obligating the Company or its Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or its Subsidiary to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of the Company or its Subsidiary or any securities of the type described in the two immediately preceding sentences.

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval (as defined below), if required in connection with the consummation of the Merger, to consummate the transactions contemplated by this Agreement. Unless the provisions of Section 1924(b) of the PBCL are applicable, approval of the Merger requires the affirmative vote of the holders of a majority of the votes cast by the holders of Shares entitled to vote thereon (the “Company Shareholder Approval”), which approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Shareholder Approval in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiary under, (i) the articles of incorporation or bylaws of the Company or the comparable charter or organizational documents of its Subsidiary, (ii) except for those consents listed in Schedule 4.1(d), any loan or credit agreement, note, bond, mortgage, indenture, lien, lease or any other contract, agreement, instrument, permit, commitment, concession, franchise or license applicable to the Company or its Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its Subsidiary or their respective properties or assets other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights, losses or Liens that could not reasonably be expected to have a Material Adverse Effect. No consent, approval, franchise, order, license, permit, waiver or authorization of, or registration, declaration or filing with or exemption, notice, application, or certification by or to (collectively, “Consents”) any federal, state or local government or any arbitral panel or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, department, bureau, commission or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or its Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the

Company of the transactions contemplated by this Agreement, except for (i) the required consents listed in Schedule 4.1(d), (ii) the filing of the documents referred to in Section 1.3 hereof in accordance with the PBCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and (iv) such other Consents at to which the failure to obtain or make would not reasonably be expected to (A) materially and adversely affect the properties or assets of the Company or (B) hinder or delay the consummation of the transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder.

(e) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) The Company has filed, and delivered to Parent, true and complete copies of all reports, schedules, forms, statements, exhibits and other documents filed by the Company with the SEC since January 1, 2000 (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (“GAAP”) (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiary as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii) Except as set forth in the SEC Documents or in Schedule 4.1(e) or for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither the Company nor its Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice as reflected on the consolidated balance sheet of the Company dated as of June 30, 2003.

(iv) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(v) Since January 1, 2000, neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or its Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or its Subsidiary has engaged in questionable accounting or auditing practices, except for any complaint, allegation, assertion or claim as has been resolved without any resulting change to the Company’s accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiary or their respective internal accounting controls. No attorney representing the Company or its Subsidiary, whether or not employed by the Company or its Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(vi) To the Knowledge of the Company, no employee of the Company or its Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither the Company nor its Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or its Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or its Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(f) Affiliate Agreements. Other than those officers and directors of the Company listed on Schedule A, each officer and director of the Company has executed an Affiliate Agreement in substantially the form attached hereto as Exhibit A.

(g) Licenses, Approvals, etc. Each of the Company and its Subsidiary possesses or has been granted all registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers of any Governmental Entity (federal, state and local) necessary to entitle it to conduct its business in the manner in which it is presently being conducted (the “Licenses”), except as set forth in Schedule 4.1(g) and except those Licenses whose failure to possess or have granted could not reasonably be expected to cause the Company or its Subsidiary to lose any material benefit or incur any material liability. No complaint, claim, prosecution, indictment, action, suit, arbitration, investigation or proceeding by or before any Governmental Entity or arbitrator or mediator (an “Action”) is pending or, to the Knowledge of the Company, threatened, seeking the revocation or limitation of any of the Licenses.

(h) Real Properties.

(i) The Company and its Subsidiary do not own any real property in fee.

(ii) Schedule 4.1(h) lists all real property (including all land and buildings) which is leased by the Company or its Subsidiary as lessee or sublessee (the “Leased Real Estate”). The Company is in compliance in all material respects with all obligations on its part to be performed or observed under each lease relating to Leased Real Estate and is not aware of the failure by any other party to such leases to comply in all material respects with all of its obligations and the Company has not received any written notice of a default (which has not been cured), offset or counterclaim under any such lease.

(i) Tangible Personal Property. Except as disclosed in Schedule 4.1(i), the Company and its Subsidiary (1) have good and valid title to all the tangible personal property material to the conduct of the business of the Company and its Subsidiary, as presently conducted (the “Business”), and reflected in the latest audited financial statements included in the SEC Documents as being owned by the Company and its Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except (A) statutory Liens securing payments not yet due and (B) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (2) are collectively the lessee of all tangible personal property material to the Business and reflected as leased in the latest audited financial statements included in the SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without material default thereunder by the lessee or the lessor.

(j) Intellectual Property.

(i) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(A) “Intellectual Property” shall mean any or all of the following: (a) works of authorship, including without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data (“Software”); (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data, customer and supplier lists and data, trade secrets, show-how, know-how and techniques; (d) databases, data compilations and collections and technical data; (e) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (f) World Wide Web addresses (“WWW”), uniform resource locators and domain names; and (g) all instantiations of the foregoing in any form and embodied in any media.

(B) “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents (if any) and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including without limitation, invention disclosures (“Patents”); (b) all trade secrets and other rights in privacy, data, know-how and confidential or proprietary information; (c) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (f) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(C) “IP Licenses” means all the contracts, licenses and agreements to which the Company or its Subsidiary is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by, or created for or by, the Company or its Subsidiary.

(D) “Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights, including the Company Registered Intellectual Property Rights (as defined below), that are owned by, or exclusively licensed to, the Company or its Subsidiary.

(E) “Company Products” shall mean any product, software or service offering of the Company or its Subsidiary.

(F) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (c) registrations of, and applications for the use of, Internet Properties; (d) Copyrights registrations and applications to register Copyrights; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Entity at any time.

(ii) Schedule 4.1(j) lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company or its Subsidiary (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

(iii) To the Knowledge of the Company, each item of Company Registered Intellectual Property Right is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Company Registered Intellectual Property Rights.

(iv) To the Knowledge of the Company, the Company’s and the Subsidiary’s use or distribution of any data, information, content or other works (including data, information content or works belonging to third parties) does not, has not, and following the Transactions will not when conducted in substantially the same manner by the Parent: (i) infringe or violate the rights (including Intellectual Property Rights or rights under contract or policy) of any person or (ii) violate any law or regulation of any country or jurisdiction, and neither the Company nor its Subsidiary has received any notice of any infringement or violation with respect thereto.

(v) In each case in which any person other than the Company or its Subsidiary has created any Intellectual Property for the Company or its Subsidiary, the Company or its Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or its Subsidiary. To the extent that any third party has assigned a Registered Intellectual Property Right to the Company or its Subsidiary, the Company or its Subsidiary has recorded each such assignment with the relevant Governmental Entity.

(vi) Neither the Company nor its Subsidiary have any Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable, nor has the Company or its Subsidiary taken, or failed to take, any action in the application for or prosecution of any Company Registered Intellectual Property that would render such Company Registered Intellectual Property invalid or unenforceable.

(vii) Each item of Company Intellectual Property is free and clear of any liens or encumbrances.

(viii) The Company or its Subsidiary is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(ix) Neither the Company nor any of its Subsidiary have (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Right that is or was Company Intellectual Property, to any other person, or (ii) permitted Company’s or such subsidiary’s rights in such Company Intellectual Property to lapse or enter the public domain.

(x) The Company Intellectual Property and the IP Licenses constitute all the Intellectual Property and Intellectual Property Rights used in or necessary to the conduct of the business of the Company and its Subsidiary as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company and its Subsidiary, including, without limitation, the operation, design, development, use, import, distribution, license and sale of Company Products.

(xi) Company and its Subsidiary has the right to use, pursuant to valid licenses, all data (including personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are used in the operation of the Company and its Subsidiary or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product.

(xii) No open source or public library software, including without limitation, any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was Company Intellectual Property or is incorporated into any Company Product, except as would not materially negatively affect the value of the Company Products.

(xiii) Neither the Company nor any subsidiary of the Company have received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or such subsidiary infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company or its Subsidiary have Knowledge of any basis therefor).

(xiv) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or its Subsidiary or may affect the validity, use or enforceability of such Company Intellectual Property.

(xv) The Company has provided to Parent, full and legible copies of: (a) all inbound IP Licenses relating to Intellectual Property Rights that are required to create, modify, compile, operate, test or support any Company Product or that are incorporated into any Company Product (other than standard off-the-shelf license agreements that relate to software used by the Company in its ordinary course of business solely for internal purposes), and (b) all material outbound IP Licenses.

(xvi) To the Knowledge of the Company, all IP Licenses are in full force and effect. Neither the Company nor its Subsidiary is in breach of nor have the Company or its Subsidiary failed to perform under, and neither the Company nor its Subsidiary have received any notice of any breach or failure to perform under, any of the IP Licenses and, to the Company’s and its Subsidiary’s Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. The consummation of the Transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Licenses or entitle the other party or parties to such IP Licenses to terminate such IP Licenses. Under the terms of the IP Licenses, following the Effective Date, both the Parent and the Surviving Corporation will be permitted to exercise all of Company’s and its Subsidiary’s rights under the IP Licenses to the same extent Company and its Subsidiary would have been able to had the Transactions contemplated by this Agreement not occurred and without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments which Company or such subsidiary would otherwise be required to pay. Neither the Transactions nor any merger of the Surviving Company with the Parent, will result in any third party being granted any rights to any Company Intellectual Property Rights that are in addition to, or greater than, such third party currently has under such IP Licenses, including any access to or release of any source code owned by or licensed to the Company or its Subsidiary.

(xvii) To the Knowledge of the Company and its Subsidiary, there are no contracts, licenses or agreements between the Company or any such subsidiary and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or such subsidiary thereunder.

(xviii) To the Knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property Right.

(xix) The Company and its Subsidiary have taken all steps that are reasonably required to protect the Company’s and its Subsidiary’s rights in confidential information and trade secrets of the Company or its Subsidiary or provided by any other person to the Company or its Subsidiary.

(xx) Neither this Agreement nor the Transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company or its Subsidiary is a party, will result in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Surviving

Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

(k) Environmental Compliance. The assets and operations of the Company and its Subsidiary are in compliance with applicable Environmental Laws (as defined herein), except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiary have obtained, and are in compliance with all Licenses necessary under any Environmental Law for the conduct of the Business in the manner currently conducted, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiary nor any of their respective assets or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice or proceeding indicating that the Company or its Subsidiary is or may be liable for a violation of any Environmental Law which liability could reasonably be expected to have a Material Adverse Effect, nor, to the Knowledge of the Company, has any such order, decree, judgment, complaint, claim, citation, notice or proceeding been threatened. As used herein, “Environmental Law” means any law, regulation, decree, judgment, permit or authorization relating to works or public safety and the indoor and outdoor environment, including, without limitation, pollution, contamination, clean-up, regulation and protection of air, water or soils in the indoor or outdoor environment.

(l) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to the date hereof or in Schedule 4.1(l), since December 31, 2002, the Company and its Subsidiary have conducted the Business only in the ordinary course consistent with past practice, and there has not been: (i) other than any event relating to the economy or securities markets in general, any event, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or its Subsidiary’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or its Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of the Company’s or its Subsidiary’s capital stock; (iv) any granting by the Company or its Subsidiary of any increase in compensation or fringe benefits or any payment by the Company or its Subsidiary of any bonus, or any granting by the Company or its Subsidiary of any increase in severance or termination pay or any entry by the Company or its Subsidiary into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company or its Subsidiary into (x) any licensing or other contract relating to the use, acquisition or disposition of any Intellectual Property other than (1) end-user licenses of commercially available software applications for internal use by the Company in the ordinary course of business consistent with past practice, and (2) commercial licenses of the Company’s software in the ordinary course of business consistent with past practice, or (y) any amendment or consent with respect to any material licensing or other contract relating to the use, acquisition or disposition of any Intellectual Property; (vi) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice; (viii) entry by the Company or its Subsidiary into any contract filed or required to be filed by the Company with the SEC and not so filed; (ix) any negotiation or agreement by the Company or its Subsidiary to do any of the things described in the preceding clauses (i) through (viii).

(m) Litigation. Except as disclosed in Schedule 4.1(m), there is no Action or proceeding pending or, to the Knowledge of the Company, threatened, against or affecting the Company or its Subsidiary or any of their respective officers or directors. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator or mediator outstanding against or affecting the Company or its Subsidiary or any of their respective officers or directors which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no Governmental Entity has at any time within the past three years challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. The Company has provided to Parent true, correct and complete copies of all complaints regarding the litigation referred to in Schedule 4.1(m) and has made available to Parent true, correct and complete copies of all pleadings, motions and written correspondence regarding the litigation referred to in Schedule 4.1(m).

(n) Compliance with Laws. Except as set forth in Schedule 4.1(n), the conduct by the Company and its Subsidiary of the Business is and has been in compliance with all Laws applicable thereto, including without limitation the Health Insurance Portability and Accountability Act of 1996, except for violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to cause the Company or its Subsidiary to lose any material benefit or incur any material liability. The Company has not received any notice or other communications relating to any alleged violation of any Law, or of any investigation with respect thereto, applicable to the Company or its Subsidiary which has not been satisfactorily addressed except for violations, if any, that could not reasonably be expected to give rise to material fines or other material civil penalties or any criminal liability whatsoever.

(o) Benefit Plans; ERISA Compliance.

(i) Schedule 4.1(o) contains a list of all collective bargaining agreements or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, death benefit, hospitalization, medical, worker’s compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its ERISA Affiliates (as defined below) or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates (collectively, “Benefit Plans”), including “employee pension benefit plans” (defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (defined in Section 3(l) of ERISA) and all other “employee benefit plans” (as defined in Section 3(3) of ERISA). With respect to each Benefit Plan, on or prior to the Appointment Date, the Company shall have delivered or made available to Parent a true, correct and complete copy of: (A) each writing constituting a part of such Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, administrative service agreements (including group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan) and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (C) the current summary plan description, if any, together with the summary of material modifications thereto, of any required under ERISA; (D) the most recent annual financial report, if any; (E) the most recent determination, opinion, notification or advisory letter from the United States Internal Revenue Service, if any; (F) the most recent annual actuarial valuations, if any; (G) if the Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets; (H) all communications material to any current of former employee, officer, director or independent contractor relating to any Benefit Plan and any proposed Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (I) all correspondence to or from any governmental agency relating to any Benefit Plan; (J) all forms and related notices required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or such forms and notices as required under comparable law); (K) the three (3) most recent plan years discrimination tests for each Benefit Plan; and (L) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Benefit Plan.

(ii) Except as set forth in Schedule 4.1(o)(ii), the Company and its Subsidiary have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Internal Revenue

Code of 1986, as amended (the “Code”), and all laws and regulations applicable to the Benefit Plans. All contributions required to be made to any Benefit Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have, to the extent required by applicable Laws, been fully reflected in the Company SEC Documents. Each Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Benefit Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Benefit Plan or against the assets of any Benefit Plan. Except as identified on Schedule 4.1(o)(ii), each Benefit Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or Department of Labor with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(iii) No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company nor its ERISA Affiliates has at any time since September 2, 1974, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a liability of the Company or its Subsidiary following the Closing. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.

(iv) Except as set forth in the SEC Documents or Schedule 4.1(o), neither the Company nor any of its ERISA Affiliates has any current or prospective liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its ERISA Affiliates.

(v) Except as set forth in Schedule 4.1(o)(v), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan (other than pursuant to the Option Plans as referenced in Section 2.4 hereof), trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director or independent contractor. Except as set forth in Schedule 4.1(o)(v), no payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any current or former employee, officer, director or independent contractor or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(vi) The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any Benefit Plan for current of former employees, officers, directors or independent contractors of the Company or its ERISA Affiliates who perform services outside of the United States of America.

(p) Taxes. As used in this Agreement, “tax” or “taxes” shall include all federal, state and local income, property, sales, excise and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto. Except as disclosed in Schedule 4.1(p):

(i) The Company and its Subsidiary have timely filed all income tax returns, statements, reports and forms and all other material tax returns (collectively, “Returns”) required to be filed with any tax authority and in accordance with all applicable Laws. All such Returns are correct and complete in all material respects. All material taxes owed by the Company and its Subsidiary (whether or not shown on any tax return) have been paid. There are no material Liens on any of the assets of the Company or its Subsidiary that arose in connection with any failure (or alleged failure) to pay any tax.

(ii) The Company and its Subsidiary has withheld and timely paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(iii) Neither the Company nor its Subsidiary expects any authority to assess any additional material taxes against the Company or its Subsidiary for any period for which tax returns have been filed. No dispute or claim concerning any material tax liability of the Company or its Subsidiary has been proposed or claimed in writing by any authority, nor, to the Knowledge of the Company, has any such dispute or claim been threatened.

(q) Contracts; Debt Instruments.

(i) Except as set forth in Schedule 4.1(q), neither the Company nor its Subsidiary is a party to or subject to any contract, agreement, loan, note, bond, mortgage, indenture, lease or other obligation or commitment (collectively, “Contracts”) required to be described in or filed as an exhibit to the SEC Documents that is not described or filed as required by the rules and regulations of the Securities Act or the Exchange Act, as the case may be. Except as set forth in Schedule 4.1(q), and except for matters that could not reasonably have a Material Adverse Effect, (x) none of the Company, its Subsidiary and, to the Knowledge of the Company, none of the other parties to any Contract is in default under or has terminated any Contract to which the Company is a party, or expressed in writing its intent to terminate such Contract.

(ii) Set forth in Schedule 4.1(q) is a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or its Subsidiary is outstanding or may be incurred in excess of $100,000. Except as set forth in Schedule 4.1(q), all such indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such indebtedness. For purposes of this Section 4.1(q)(ii), “indebtedness” shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (J) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

(r) Insurance. The Company and its Subsidiary are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition. Except as set forth in Schedule 4.1(r), all such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied with the provisions of such policies. Except as set forth in Schedule 4.1(r), the Company has not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its Subsidiary that there will be a cancellation or non-renewal of existing policies or binders.

(s) State Takeover Statutes. The Board of Directors of the Company has approved this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to this Agreement, Company Voting Agreements and the transactions contemplated hereby and thereby the provisions of subchapters D (Section 2538), F and H of Chapter 25 of the PBCL to the extent, if any, that such subchapters would otherwise be applicable to this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby. To the actual knowledge of the Company’s officers (without inquiry thereof), no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Company Voting Agreements or the transactions contemplated hereby and thereby. This Agreement shall not require the approval of the shareholders of the Company if immediately prior to the approval and adoption of a plan of merger meeting the requirements of the PBCL and at all times thereafter prior to the Effective Time, Merger Subsidiary owns, directly or indirectly, 80% or more of the Shares. Otherwise the adoption of this Agreement requires the affirmative vote of a majority of the votes cast by all holders of Shares entitled to vote thereon and no higher or additional vote is required pursuant to the Company’s Articles of Incorporation or otherwise to adopt this Agreement, or to approve the Merger or any of the other transactions contemplated hereby.

(t) Brokers. The Company Board has received the opinion of William Blair & Company, L.L.C. (“William Blair”) that the Merger Consideration to be received by the holders of Shares is fair from a financial point of view to such holders, and such opinion has not been withdrawn or materially adversely modified. True and complete copies of all agreements between the Company and William Blair relating to the transactions contemplated by this Agreement have been provided to Parent. Other than William Blair, no broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiary.

(u) Employment Matters.

(i) To the Company’s Knowledge, the Company: (A) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to current or former employee, officer, director or independent contractor; (B) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to current or former employee, officer, director or independent contractor; (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated, claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(ii) No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any employees of the Company or its Subsidiary. Except as set forth in Schedule 4.1(u)(ii), there are no actions, suits, claims, labor arbitrations or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any current or former employee of the Company or its Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor its Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to current or former employees and no collective bargaining agreement is being negotiated by the Company.

(v) Restrictions on Business Activities. There is no contract (noncompete or otherwise), commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiary or to which the Company or its Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or its Subsidiary, any acquisition of property by the Company or its Subsidiary or the conduct of business by the Company or its Subsidiary as currently conducted. Without limiting the foregoing, except as set forth in Schedule 4.1(v), neither the Company nor its Subsidiary has entered into any contract under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

(w) Interested Party Transactions. Except as set forth in Schedule 4.1(w), no officer or director of the Company (nor, to the Knowledge of the Company, any spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or its Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or its Subsidiary, any goods or services, or (iii) any interest in any entity that makes loans to or guaranties on behalf of, or borrows or seeks guaranties from, the Company or its Subsidiary, (iv) a beneficial interest in any Contract to which the Company or its Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 4.1(w).

      SECTION 4.2     Representations and Warranties of Parent and Merger Subsidiary. Parent and Merger Subsidiary represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent and Merger Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to (i) have a material adverse effect on the value, condition (financial or otherwise), business, or results of operations of Parent and its Subsidiary taken as a whole, (ii) impair the ability of any party hereto to perform its obligations under this Agreement or (iii) prevent or materially delay consummation of any of the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

(b) Authority; Noncontravention. Parent and Merger Subsidiary have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or its Subsidiary under, (i) the articles of incorporation or bylaws Parent or the comparable charter or organizational documents of Merger Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Parent or Merger Subsidiary. Other than those Consents referred to in the Schedules on the part of the Company, no Consent of any Governmental Entity is required by or with respect to Parent, Merger Subsidiary or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Subsidiary, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of the documents referred to in Section 1.3 hereof in accordance with the PBCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business and (ii) compliance with any applicable requirements of the Exchange Act.

(c) Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Parent Preferred Stock”). As of the date hereof, (i) 30,537,391 shares of Parent Common Stock are issued and outstanding, (ii) 6,081,000 shares of Parent Common Stock are subject to issuance pursuant to outstanding stock options issued under Parent’s equity compensation plans, (iii) 116,000 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants exercisable on or before March 13, 2004 at exercise price of $4.21 per share, (iv) 18,000 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants exercisable on or before December 31, 2004 at exercise price of $3.19 per share, and (v) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above, no shares of capital stock of Parent are issued, reserved for issuance or outstanding, except for shares of Parent Common Stock referred to in clause (ii) above which may be issued upon exercise of the outstanding options to acquire Parent Common Stock. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to the outstanding options to acquire Parent Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or its Subsidiary is a party or by which any of them is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Parent to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of Parent or any securities of the type described in the two immediately preceding sentences.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) Parent has filed, and delivered to the Company, true and complete copies of all reports, schedules, forms, statements, exhibits and other documents filed by Parent with the SEC since January 1, 2000 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii) Except as set forth in the Parent SEC Documents or in Schedule 4.2(e) or for liabilities incurred in connection this Agreement and the transactions contemplated hereby, neither Parent nor its Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2003 or which could not reasonably be expected to have a Parent Material Adverse Effect.

(iv) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(v) Since January 1, 2000, neither Parent nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, except for any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent or any committee thereof or to any director or officer of Parent.

(vi) To the knowledge of Parent, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither Parent nor any officer, employee, contractor, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(e) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or Schedule 4.2(e), since December 31, 2002, Parent and its subsidiaries have conducted the Parent Business only in the ordinary course consistent with past practice, and there has not been, other than any event relating to the economy or securities markets in general, any event, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Parent Material Adverse Effect.

(f) Brokers. Other than First Albany Corporation, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

(g) Financing. Parent will have available sufficient financing and provide or cause to be provided to Merger Subsidiary the funds necessary to consummate the Merger in accordance with the terms of this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

      The Company agrees that:

      SECTION 5.1     Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiary to, carry on their business in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees (as a group) and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit its Subsidiary to, without the prior written approval of Parent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the cancellation of Company Options in accordance with the terms thereof as in effect on the date hereof or as contemplated by Section 2.4 hereof) or repurchases from employees following their termination pursuant to the terms of preexisting agreements at prices not exceeding fair market value on the date of such repurchase;

(b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities (other than (i) the issuance of a customary number of Company Options consistent with past practice to any new non-executive employee who commences employment with the Company after the date hereof but prior to the Effective Time or (ii) the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof);

(c) amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

(d) mortgage or otherwise encumber or subject to any material Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

(e) incur, assume, guarantee or become obligated with respect to any material indebtedness (as defined in Section 4.1(q) hereof) in excess of $100,000 individually or $200,000 in the aggregate, or incur, assume, guarantee or become obligated with respect to any other material obligations other than in the ordinary course of business and consistent with past practice;

(f) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $100,000 individually or $200,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property other than in the ordinary course and consistent with past practice;

(g) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP) or settle or compromise any material income tax liability;

(h) make any loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $100,000 for any one transaction or $200,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or subject to the fiduciary duties of the Company Board, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or its Subsidiary is a party;

(j) (i) grant to any current or former director, officer or employee of the Company or its Subsidiary any increase in compensation (cash, equity or otherwise) or benefits (provided that the Company may increase the compensation of non-executive employees in the ordinary course of business consistent with past practice), (ii) grant to any such current or former director, officer, or employee any increase in severance or termination pay (cash, equity or otherwise) or adopt any new severance plan or amend or modify in any respect any severance plan, agreement or arrangement existing on the date hereof, (iii) except as may be required by applicable Law, adopt or amend any Benefit Plan or enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee, or (iv) waive any stock repurchase right, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plan or authorize cash payments in exchange for any options granted under any such plans, except as provided in Section 2.4 of this Agreement;

(k) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future rights to the Company Intellectual Property other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice; provided that in no event shall the Company (i) license, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell, any Company Intellectual Property; or (ii) enter into any contract (v) providing for any site licenses, (w) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (x) requiring the Company to use its “best efforts” or (y) limiting the right of the Company to engage in any line of business or to compete with any person;

(l) enter into any contract or commitment (i) requiring the Company to purchase a minimum amount of products or services with aggregate commitments over the life of all such contracts in excess of $100,000 individually or $200,000 in the aggregate, or (ii) except in the ordinary course of business consistent with past practice, requiring the Company to (x) provide a minimum amount of products or services with aggregate commitments over the life of such Contract in excess of $500,000, or (y) provide products or services at a later date at a fixed price;

(m) (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

(n) authorize any of, or commit or agree to take any of, the foregoing actions.

      SECTION 5.2     Affiliate Agreements. Promptly following the date hereof, the Company will obtain the signature of each the officers and directors of the Company listed on Schedule A hereto of an Affiliate Agreement in substantially the form attached as Exhibit A hereto.

      SECTION 5.3     Access to Information. From the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company and its Subsidiary, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct the Company’s and its Subsidiary’s employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiary.

      SECTION 5.4     No Solicitation.

      (a) The Company agrees that neither the Company nor its Subsidiary nor any of the respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiary) of the Company or its Subsidiary shall, (i) initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or its Subsidiary (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. Notwithstanding the foregoing, prior to the Appointment Date the Company may, in the event that a third party that has made (and not withdrawn) a bona fide Acquisition Proposal that the Company Board reasonably concludes in good faith (after consultation with its financial advisor) constitutes, or is likely to lead to, a Superior Proposal, (i) engage or participate in discussions or negotiations with such third party and/or (ii) furnish to such third party nonpublic information relating to Company or its Subsidiary pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement; provided, that in each case (x) neither Company nor any representative of Company and its Subsidiary shall have violated any of the restrictions set forth in this Section 5.4, (y) the Company Board reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such Acquisition Proposal the failure to take such action would be reasonably expected to be a violation of the fiduciary obligations of the Company Board to the Company’s shareholders, and (z) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). The Company will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.4. The Company will notify Parent promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Immediately following the execution of this Agreement, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company. The Company will keep Parent fully and promptly informed of the status and details (including amendments or proposed amendments) of, and will promptly provide copies of any written materials provided in connection with, any such request, proposal or inquiry.

      For purposes of this Agreement, “Superior Proposal” means any bona fide Acquisition Proposal (1) to acquire, directly or indirectly, all of the Shares then outstanding, or all or substantially all of the assets of the Company, (2) that contains terms and conditions that the Board of Directors reasonably determines in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to the Company’s shareholders than the Offer and the Merger, (3) that the Company Board reasonably determines in its good faith judgment (after consultation with its financial advisor and its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), (4) that does not contain a “right of first refusal” or “right of first offer” with respect to any counter-proposal that Parent might make, and (5) that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

      (b) Except as set forth in this Section 5.4(b), the Company Board shall not make a change in its recommendation that the shareholders of the Company accept the offer, tender their Shares thereunder to Merger Subsidiary and adopt this Agreement and the Merger (a “Change in the Company Recommendation”). Notwithstanding the foregoing, if the Company Board determines in its reasonable good faith judgment prior to the Acceptance Date, after consultation with outside legal counsel, that the failure to make a Change in the Company Recommendation would be a violation of its fiduciary duties to the Company’s shareholders, then the Company Board may make a Change in the Company Recommendation, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within two business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines in its good faith judgment (after consultation with its financial advisors) to be at least as favorable to the Company’s shareholders as such Superior Proposal.

      SECTION 5.5     Fair Price Structure. If any “fair price,” “control share acquisition” or “moratorium” statute or other anti-takeover or similar statute or regulation or any state “blue sky” statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

      SECTION 5.6     Employee Plans. Except as set forth in Schedule 5.6, the Company and its ERISA Affiliates, as applicable, shall each terminate, effective as of the day immediately preceding the Effective Time, any and all group severance, separation or salary continuation plans, programs, or arrangements.

ARTICLE VI

COVENANTS OF PARENT

      Parent agrees that:

      SECTION 6.1     Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as disclosed on Schedule 6.1, Parent shall not, and shall not permit its Subsidiary to, without the prior written approval of the Company:

(a) (i) declare, set aside or pay any extraordinary dividends on, or make any other extraordinary distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Parent to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock;

(b) amend its articles of incorporation, bylaws or other comparable charter or organizational documents in such a manner as to materially adversely affect the rights of holders of Parent Common Stock;

(c) (i) take or agree or commit to take any action that would make any representation or warranty of Parent or Merger Subsidiary hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

(d) authorize any of, or commit or agree to take any of, the foregoing actions.

      SECTION 6.2     Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and its Subsidiary furnished to Parent in connection with the transactions contemplated by this Agreement except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Parent, (ii) in the public domain through no fault of Parent or (iii) later lawfully acquired by Parent from sources other than the Company; provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Parent of the confidential nature of such information and are directed by Parent to treat such information confidentially. Parent’s obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Parent will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, deliver to the Company, upon request, or, at the election of Parent, destroy, all documents and other materials and all copies thereof, obtained by Parent or on its behalf from the Company in connection with this Agreement that are subject to such confidentiality.

      SECTION 6.3     Listing. Parent will use its reasonable efforts to cause the Parent Common Stock issuable under Article II to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, as promptly as practicable after the date hereof and in any event prior to the Effective Date.

      SECTION 6.4     Obligations of Merger Subsidiary. Parent will take all action, and provide all financing, necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      SECTION 6.5     Voting of Shares. Parent agrees to vote all Shares beneficially owned by it, if any, in favor of approval of the Merger and adoption of this Agreement at the Company Shareholder Meeting.

      SECTION 6.6     Director and Officer Liability. (a) For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring on or prior to the Effective Time or arising out of or pertaining to the transactions contemplated by this Agreement to the extent provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; and shall pay any expenses of the Indemnified Parties, as incurred, in advance of the final disposition of any such action or proceeding, provided that such indemnification shall not be provided in violation of applicable Laws. Parent and Surviving Corporation shall not amend the articles of incorporation or bylaws of the Surviving Corporation to amend the indemnification provisions therein in a manner inconsistent with this Section 6.6 for the six-year period referred to above. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 6.6, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.6, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

      (b) The Indemnified Parties are intended third party beneficiaries of this Section 6.4 to the extent such provisions benefit any such Indemnified Party.

      SECTION 6.7     Employees.

      (a) Parent agrees to provide employees of the Company and its Subsidiary retained by Parent, for a period of six months following the Effective Time, with employee benefits substantially equivalent to those benefits provided to Parent’s similarly situated employees; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or its Subsidiary.

      (b) Parent assumes and agrees to perform all obligations under the employment, change in control and severance agreements identified in Schedule 6.7.

      SECTION 6.8     Other. Parent assumes and agrees to perform all of the obligations of the Company under Section 2.6(b) of the Asset Purchase Agreement dated as of January 12, 2001 by and among Strategic Outcomes Services, Inc., The Several Shareholders Listed on the Signature Pages Thereto and the Company.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

      The parties hereto agree that:

      SECTION 7.1     Reasonable Efforts; Notification.

      (a) Each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Company Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      (b) The Company shall give prompt notice to Parent and Parent or Merger Subsidiary shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (c) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of:

(i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

(ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

      SECTION 7.2     Public Announcements. Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Laws, court process or by obligations pursuant to any listing agreement with any national securities exchange or with Nasdaq. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in a form to be reasonably agreed to by the parties.

      SECTION 7.3     Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of securities of the Company (including derivative securities with respect to Company securities) and acquisitions of Parent securities (including derivative securities with respect to Parent securities) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII

CONDITIONS TO THE MERGER

      SECTION 8.1     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) if required by the PBCL, this Agreement shall have been approved and adopted by the holders of outstanding Shares in accordance with the PBCL;

(b) the Registration Statement shall have become effective prior to the Appointment Date and no stop order or proceeding seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC;

(c) Merger Subsidiary (or Parent) shall have purchased all of the Shares validly tendered pursuant to the Offer;

(d) the shares of Parent Common Stock issuable under Article II shall be approved for listing on the Nasdaq National Market, subject to official notice of issuance; and

(e) no provision of any applicable Law or regulation and no judgment, injunction, order, decree or other legal restraint shall prohibit the consummation of the Merger.

ARTICLE IX

TERMINATION

      SECTION 9.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if:

(i) the Offer shall have expired, terminated or been withdrawn in accordance with the terms of this Agreement without Parent or Merger Subsidiary having accepted for exchange any Shares pursuant to the Offer, (unless a principal cause of the Offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement);

(ii) the Offer has not been consummated on or before January 31, 2004 (unless a principal cause of the Offer not being consummated by such date is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement); or

(iii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

(c) by Parent, at any time prior to the Effective Time, by action of the Board of Directors of Parent, (i) upon a material breach of the provisions of Section 5.4 hereof or (ii) if the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9), or shall not have made, its recommendation of the Offer, the Agreement, or the Merger, or recommended an offer in connection with an Acquisition Proposal, or shall have resolved to do any of the foregoing; or

(d) by the Company, at any time prior to the Effective Time, by action of the Company Board, if the Company receives an unsolicited Superior Proposal, and the Company Board reasonably determines in good faith in compliance with the provisions of Section 5.4(b) to make a Change in the Company Recommendation; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) unless Parent shall receive the fees set forth in Section 10.4(b) immediately prior to any termination pursuant to this Section 9.1(d) by wire transfer in same day funds.

      SECTION 9.2     Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in Sections 6.2, 10.4 and 10.6 shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing, Parent and Merger Subsidiary agree that termination of this Agreement shall be their sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent or Merger Subsidiary of their representations, warranties and covenants under this Agreement.

ARTICLE X

MISCELLANEOUS

      SECTION 10.1     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

      if to the Company, to:

CareScience, Inc.
3600 Market Street, 7th Floor
Philadelphia, PA 19104
Facsimile: (215) 387-5968
Attn: Robb L. Tretter

      with a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
Facsimile: (215) 981-4750
Attn: Michael H. Friedman

      if to Parent or Merger Subsidiary to:

Quovadx, Inc.
6400 South Fiddler’s Green Circle
Suite 1000
Englewood, California 80111
Facsimile: (720) 554-1786
Attn: Linda K. Wackwitz

      with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94394
Facsimile: (650) 493-6811

Attn:	Arthur F. Schneiderman

Steve L. Camahort

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

      SECTION 10.2     Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 6.2, 10.4 and 10.6.

      SECTION 10.3     Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change the amount or kind of consideration to be received in exchange for Shares.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 10.4     Fees and Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b) If (x) Parent shall have terminated this Agreement pursuant to Section 9.1(c), (y) the Company shall have terminated this Agreement pursuant to Section 9.1(d) or (z) the Company or Parent shall have terminated this Agreement pursuant to Section 9.1(b)(i) or 9.1(b)(ii), then the Company shall promptly, but in no event later than two days after the date of any request therefor, pay to Parent a fee of $1,100,000 which amount shall be payable in same day funds; provided, however, that if the Company shall have terminated this Agreement pursuant to Section 9.1(d), such amounts shall be paid in accordance with the provisions of such Section; provided, further, in the case of a termination under Section 9.1(b)(i) or 9.1(b)(ii), (1) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal shall have been publicly announced or shall have become publicly known, and (B) within six (6) months following the termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into an agreement providing for an Acquisition Proposal and such Acquisition Proposal is later consummated, and (2) such payment shall be made at or prior to the consummation of such Acquisition Proposal. The Company acknowledges that the agreements contained in this Section 10.4(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amounts due pursuant to this Section 10.4(b), and, in order to obtain such payments, Parent or Merger Subsidiary commences a suit against the Company for the fees set forth in this paragraph (b), the prevailing party shall pay to the other party or parties their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount thereof at the prime rate of Citibank, N.A. on the date such payment was required to be made.

      SECTION 10.5     Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding, upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of Parent or any of its wholly-owned subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under this Agreement. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

      SECTION 10.6     Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws principles thereof (except that matters expressly governed by the PBCL shall be governed by such statute). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

      SECTION 10.7     Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

      SECTION 10.8     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

      [signature immediately follows]

      The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CARESCIENCE, INC.

By:	/s/ RONALD A. PAULUS

Name: Ronald A. Paulus
Title: President and Chief Executive Officer

QUOVADX, INC.

By:	/s/ GARY T. SCHERPING

Name: Gary T. Scherping
Title: Executive Vice President

CARLTON ACQUISITION CORP.

By:	/s/ GARY T. SCHERPING

Name: Gary T. Scherping
Title: Vice President

ANNEX A

      Conditions of the Offer. The word “Agreement” as used in this Annex shall mean the Agreement and Plan of Merger to which this Annex A is attached, and all capitalized terms used in this Annex A which are not defined herein shall have the respective meanings set forth in the Agreement.

      Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Parent’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of Section 1.1. of the Agreement), Parent shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment and exchange of or, subject to the restriction referred to above, the payment for, any tendered Shares if (1) as of immediately prior to any scheduled expiration of the Offer (as it may be extended in accordance with Section 1.1) (a) the Minimum Condition shall not have been satisfied, (b) the Company shall not have received the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the Agreement, (c) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (d) the shares of Parent Common Stock to be issued in the Offer shall not have been approved for listing on Nasdaq, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of Nasdaq, or (e) Parent and Merger Subsidiary shall not have received a certificate from the Company’s insurance carrier with respect to the matters set forth in 4.1(r), or (2) if, at any time on or after the date of commencement of the Offer and before the time of acceptance for payment of any such Shares, any of the following events or circumstances shall have occurred:

(a) there shall be pending or overtly threatened in writing any suit, action or proceeding by any Governmental Entity against Parent, Merger Subsidiary, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent’s or Merger Subsidiary ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company’s businesses or assets, or to compel Parent, Merger Subsidiary or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Merger Subsidiary of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Company Tender and Voting Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Merger Subsidiary or the Parent any damages that are material in relation to the Company and its Subsidiary taken as a whole, (iii) seeking to impose material limitations on the ability of Merger Subsidiary, or render Merger Subsidiary unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Parent or Merger Subsidiary effectively to exercise full rights of ownership of the Shares, including, without limitation, the right, to vote the Shares purchased by it on all matters properly presented to the Company’s shareholders, (v) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of Company or Parent and their respective subsidiaries which would be material in the context of Company and its Subsidiary taken as a whole or Parent and its subsidiaries taken as a whole, whichever is applicable, (vi) oblige Company, Parent or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement, or (vii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the transactions contemplated by this Agreement, on Parent;

(b) there shall be any law, statute, rule, regulation, ordinance, judgment, order, decree or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, or any other action shall be taken by any Governmental Entity, that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (2)(a) above;

(c) the representations and warranties of the Company set forth in the Agreement (i) shall not have been true and correct in all material respects as of the date of this Agreement and (ii) shall not be true and correct in all material respects on and as of the date of the expiration of the Offer with the same force and effect as if made or as of such date, except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects as of such date;

(d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

(e) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9), or shall not have made, its recommendation of the Offer, the Agreement, or the Merger, or recommended another offer regarding an Acquisition Proposal, or shall have resolved to do any of the foregoing;

(f) Dr. Ronald A. Paulus shall not continue to be employed by the Company at the expiration of the Offer or shall have given any notice or other indication that he is not willing or does not intend to be employed by Parent, the Surviving Corporation or a subsidiary of Parent following the Offer or the Merger; or

(g) the Agreement shall have been terminated in accordance with its terms.

      The foregoing conditions are for the sole benefit of Parent and may be waived by Parent, in whole or in part at any time and from time to time in the reasonable discretion of Parent prior to the Expiration Time. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.